http://www.gses.com

AT THE COMPANY
John V. Moran
Chief Executive Officer


FOR IMMEDIATE RELEASE


              GSE Systems Secures $15 Million Contract To Develop
               Simulation Training Center in the Arab Gulf Region

Baltimore, Maryland, January 5, 2006 -- GSE Systems, Inc. (GSE) (Amex - GVP), a leading global provider of real time simulation and training solutions to the power, process, manufacturing and Government sectors, announced today the award of a major contract from the Emirates Simulation Academy, LLC, located in the United Arab Emirates. GSE will provide five real-time, high fidelity simulators including a gas turbine power plant, a desalination plant, a combined cycle plant, a petroleum refinery and an oil platform. In addition, GSE will be responsible for developing the training programs associated with the simulators, as well as the development of traditional classroom and online training content.

     The contract amount is slightly over $15 million (US). An option in the contract to purchase hardware would add an additional $1.4 million to this amount. This represents the largest single contract award since the Company went public in 1995. Revenue from the contract is expected to be recognized over the next 20 months. The first Emirates Simulation Academy is scheduled to be fully operational by September 2007, and will be located in Abu Dhabi. Locations for additional Academies are currently being developed.

     John V. Moran, GSE's CEO, stated "Our team, led by Hal Paris and Michael Feldman, has been working with partners in the Arab Gulf Region, as well as other regions of the world, to develop training centers that utilize simulation as a core element of the training program. We are very pleased to be a part of this critically important Gulf Region initiative. GSE believes simulation is the most effective training platform for adult learners, and its strategy is based upon providing simulators as well as the training services and content required for a complete training solution. This "turn-key" approach allows customers to bring their training centers on line rapidly with the best training technology and content available."

     *  * *

     GSE Systems, Inc. provides real-time simulation and training solutions. The company has over three decades of experience, over 265 installations, and 100 customers in more than 25 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and Government sectors worldwide. GSE Systems is headquartered in Baltimore, Maryland. Our other locations include offices in St. Mary's, Georgia, Sweden, and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

This news release contains forward-looking statements that involve risks and uncertainties. We use words such as "expects", "intends" and "anticipates" to indicate forward looking statements. The actual future results of GSE Systems may differ materially due to a number of factors, including but not limited to, delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report, and in statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.